Exhibit 6.63

[redacted]AND PAYMENT ADDENDUM
Lennar Homes of Indiana, LLC, a Delaware limited liability company

Buyer Name: Arrived Fund Manager, LLC
Date of Agreement: 06/08/2025
Community: Clifton Trace Carriage Lot: 0054
Address: 11750 Cotterill Way Indianapolis IN 46235
Plan/Elevation: Victoria / B0 Garage Orientation Preference: Left [X] Right [ ]
Phase/Section: Job #: 69466710054
Started (Y/N): Y Stage: 12
Estimated Start Date: 07/31/2025 Estimated Closing Date:
Agreement Type: [X] Standard [ ] Home to Sell [ ] Miscellaneous contingencies [ ] Owns current residence
Select One: [X] New Agreement [ ] Transfer [ ] Revised Agreement -- Revision #:

BUYER INFORMATION

Buyer(s): Arrived Fund Manager, LLC
Buyer Existing Address: US
Home Phone: Office Phone:
Other Phone:
Email: acquisitions@arrived.com
Employer: Years/Months: /

Co-Buyer
Home Phone:
Cellular Phone:
Non-Purchasing Spouse
Home Phone:
Cellular Phone:

PURCHASE PRICE AND PAYMENTS

PURCHASE PRICE:

Base Purchase Price	$	336,995.00
Add: Homesite Premium	$	5,000.00
Add: Options, Upgrades and Extras per Change Order Summary	$	4,390.00
Less Incentives and Other Discretionary Reductions	$	55,218.00
Total Purchase Price	$	291,167.00

PAYMENTS:

Initial Deposit	Check #	Credit Card	$	10,000.00
Additional Deposit				
Due	Received	Check #	$	.00
Due	Received	Check #	$	.00
Due	Received	Check #	$	.00
Due	Received	Check #	$	.00
Advanced Deposit for Options, Extras and/or Upgrades				
Due	Received	Check #	$	.00
Due	Received	Check #	$	.00

Amount to be financed or paid by (i) wire transfer of immediately available funds or (ii) cashier's check (subject to collection) at closing (approximate)
(Total Purchase Price less Total Payments and excludes FHA, MIP, VA, funding fee, PMI, closing costs, pre-paids, homeowner insurance, prorated expenses, Builder's Fee, and HOA fees.)

Initial [redacted] [redacted]tial ____________ $ 281,167.00

Buyer Buyer

WARRANTY INFORMATION

Lennar 1-2-10 Warranty (10-16-23)

FINANCING AND BROKER INFORMATION

Select One: [X] Cash [ ] Conventional [ ] FHA [ ] VA [ ] USDA [ ] OTHER:

Lender: CASH Phone #: 11555 N. Meridian St, Suite 400A, C

Broker Participation? [X] Yes [ ] No

Agent/Company: Rachel Lowell / Trowbridge Realty Corporation Dba Marketplace

Street Address: 1380 E Jefferson Ave

City, State Zip: Detroit, MI 48207

Phone: [redacted] E-mail: [redacted]

Broker Tax ID#: Broker Commission: $ 8,640.00

Additional Broker Bonus/Incentive..$ or %

TITLE COMPANY INFORMATION

Title Company: Lennar Title, Inc.

Address: 11555 N. Meridian St, Ste 160, Carmel, IN 46032 Phone #: [redacted]

Defined Terms. All initially capitalized terms not defined herein shall have the meanings set forth in the Purchase and Sale Agreement between Buyer and Seller dated as of the eighth day of June, 2025 (the "**Agreement**"), and all references in this Addendum to the Agreement shall be deemed to include references to this Addendum and to any other addenda and riders attached to the Agreement, which are hereby incorporated by this reference.

Counterparts. This Addendum shall be validly executed when signed in counterpart; a complete set of which shall form a single document. Signatures may be given via electronic transmission and shall be deemed original and given as of the date and time of the transmission of this Addendum electronically to the other party.

Conflicts. In the event of any conflict between this Addendum and the Agreement, this Addendum shall control. In all other respects, the Agreement shall remain in full force and effect.

Entire Agreement. The Agreement, together with this Addendum and any other addenda and riders to the Agreement, contains the entire agreement between Buyer and Seller concerning the matters set forth herein. No addition or modification of this Addendum or the Agreement shall be effective unless set forth in writing and signed by Buyer and an authorized representative of Seller.

Signed by:
Jeffrey Talbert, On behalf of Arrived Fund Manager, LLC
9C4E8A97A361401...

Buyer - Arrived Fund Manager, LLC Buyer -
Date 11/25/2025 Date

Buyer - Buyer -
Date Date

SELLER:
[redacted]ware limited liability company
a

DocuSigned by:
Brent Reece
B862425BC10C44C...

By
Title: Authorized Representative Brent Reece

Date Signed by Seller: 11/25/2025

ELECTION FORM ADDENDUM

THIS ELECTION FORM ADDENDUM (this "**Addendum**") is executed in conjunction with and, by this reference, incorporated into the Purchase and Sale Agreement (the "**Agreement**") dated as of the eighth day of June, 2025, between Arrived Fund Manager, LLC (collectively, "**Buyer**") and Seller, as defined in the Agreement, respecting Lot 0054 of Clifton Trace Subdivision/Plat in the community known as Clifton Trace Carriage (the "**Community**").

1. **Defined Terms**. All initially capitalized terms not defined herein shall have the meanings set forth in the Agreement, and all references in this Addendum to the Agreement shall be deemed to include references to this Addendum and to any other addenda and riders attached to the Agreement, which are hereby incorporated by this reference.

2. **Affiliated Business**. Seller has given Buyer notice in the Affiliated Business Arrangement Disclosure Statement that Seller has business relationships with Lennar Mortgage, LLC ("**Lennar Mortgage**"), Lennar Title, Inc. ("**Lennar Title**"), and Title Resources Guaranty Company. Buyer understands and acknowledges that if Buyer elects to use Lennar Title, Lennar Title may issue title insurance through various underwriters including Title Resources Guaranty Company. Buyer is hereby informed that Buyer is not obligated to use an affiliated business of Seller as a condition to the sale of the Home.

3. **Incentives for Use of Affiliated Business**.

3.1 By checking one of the boxes below and initialing below the selected text, Buyer hereby selects the lender and title company that Buyer will use in connection with the purchase of the Home.

3.1.1 [ ] Buyer elects to use both Lennar Mortgage (or such other lender named on the Approved Lender Addendum) and Lennar Title.

3.1.2 [X] Buyer intends to purchase the Home without financing, but elects to use Lennar Title as its title company.

Buyer's Initials Initial JTOBOREMV

3.1.3 [ ] Buyer elects to use a Lender other than Lennar Mortgage (or such other lender named on the Approved Lender Addendum) as its Lender, but elects to use Lennar Title as its title company.

3.1.4 [ ] Buyer elects to use Lennar Mortgage (or such other lender named on the Approved Lender Addendum) as its Lender, but elects to use a title company other than Lennar Title.

3.1.5 [ ] Buyer elects to use a Lender (as provided under Section 4 of the Agreement) other than Lennar Mortgage (or such other lender named on the Approved Lender Addendum) and a title company other than Lennar Title.

3.1.6 [ ] Buyer intends to purchase the Home without financing, and elects to use a title company other than Lennar Title.

3.2 If Buyer selects option 3.1.1 or 3.1.2 or if an incentive is being offered for 3.1.3 or 3.1.4 above, the following incentive(s) shall be applied at Closing, individually and collectively, the "**Incentives**:"

[X] At Closing Seller will contribute up to **$3,166.00** towards Buyer's Closing costs.

The Incentives shall be: (i) applied in an order determined by Seller in its sole discretion and (ii) subject to Seller contribution limits. For the exclusive purpose of this Addendum, Buyer's Closing costs shall mean those fees and expenses (i) imposed by Lennar Mortgage (or such other lender named on the Approved Lender Addendum) or by law in connection with Buyer's loan or (ii) charged by Lennar Title in connection with an owner's and/or mortgagee's title insurance policy for the Property.

In the event Buyer elects an option for which no Incentive is available, Buyer may change Buyer's selection at a later date to 3.1.1 or 3.1.2 or if an incentive is being offered for 3.1.3 and receive the Incentives at the time of Closing, as set forth in a future amendment, executed by Buyer and Seller. In the event Buyer elects 3.1.1 or 3.1.2 or if an incentive is being offered for 3.1.3 and changes the selection to an option for which an Incentive is not available, Buyer will automatically not be eligible for the Incentives and shall not receive the Incentives at the time of Closing.

4. **Deposit and Disbursement of Funds**. Buyer and Seller agree that any funds received in escrow by Lennar Title shall be deposited with other escrow funds in general escrow accounts in a federally insured financial institution ("**depositories**"). Lennar Title may commingle the escrow funds with funds held in other escrow accounts and may, at its sole discretion, deposit the escrow funds in an interest-bearing account. As a result of Lennar Title maintaining its general escrow accounts with the depositories, Lennar Title may receive certain financial benefits such as an array of bank services, including interest on deposit balances, accommodations, loans or other business benefits from the depositories ("**collateral benefits**"). Buyer and Seller hereby agree that (i) all interest accrued on the escrow funds (the "**accrued interest**") shall be remitted and paid to Lennar Title and (ii) all collateral benefits shall accrue to the sole benefit of Lennar Title and Lennar Title shall have no obligation to account to the parties to this

escrow for the value of any such collateral benefits. Buyer and Seller hereby consent to the accrued interest and collateral benefits accruing to Lennar Title and confirm that they agree to the transfer of accrued interest (only), from time to time, from Lennar Title's escrow account to another acceptable account per state law. Any such accrued interest and collateral benefits shall be deemed additional compensation earned by Lennar Title for its services as escrow holder and will not affect or reduce the amount of the deposit or escrow funds of the Buyer or Seller.

5. **Counterparts**. This Addendum shall be validly executed when signed in counterpart; a complete set of which shall form a single document. Signatures may be given via electronic transmission and shall be deemed original and given as of the date and time of the transmission of this Addendum electronically to the other party.

6. **Conflicts**. In the event of any conflict between this Addendum and the Agreement, this Addendum shall control. In all other respects, the Agreement shall remain in full force and effect.

7. **Entire Agreement**. The Agreement, together with this Addendum and any other addenda or riders to the Agreement, contains the entire agreement between Buyer and Seller concerning the matters set forth herein. No addition or modification of this Addendum or the Agreement shall be effective unless set forth in writing and signed by Buyer and an authorized representative of Seller.

Signed by:
Jeffrey Talbert, On behalf of Arrived Fund Manager, LLC
9C4E8A97A361401...

Buyer - Arrived Fund Manager, LLC	Buyer -
Date 11/25/2025	Date
Buyer -	Buyer -
Date	Date

SELLER:
Lennar Homes of Indiana, LLC, a Delaware limited liability company
a

DocuSigned by:
By Brent Reece
B862425BC10C44C...
Title: Authorized Representative Brent Reece
Date Signed by Seller: 11/25/2025

COOPERATING BROKER AGREEMENT
COMMISSION

THIS COOPERATING BROKER AGREEMENT (this "**Agreement**") is made and entered into effective as of the 08 day of June, 2025, between Trowbridge Realty Corporation Dba Marketplace ("**Cooperating Broker**"), between Arrived Fund Manager, LLC (collectively "**Buyer**") and Lennar Homes of Indiana, LLC, a Delaware limited liability company ("**Seller**"), respecting Lot 0054 of Building _____ of Clifton Trace in the community known as Clifton Trace Carriage (the "**Community**").

1. **Defined Terms**. All initially capitalized terms not defined herein shall have the meanings set forth in that certain Purchase and Sale Agreement, by and between Buyer and Seller, dated as of June 08, 2025.

2. **Cooperating Broker**. Notwithstanding anything contained in the Agreement to the contrary, Seller and Cooperating Broker acknowledge that Buyer has dealt with the following brokerage firm in connection with the purchase of the Home ("**Cooperating Broker**"):

Name of Cooperating Broker (Full Legal Name): Trowbridge Realty Corporation Dba Marketplace

Address: 1380 E Jefferson Ave, Detroit MI 48207

Business Phone: (800) 331-0646

Entity Type (Check One):

_______ Individual/Sole Proprietor/Single-member LLC

_______ C Corporation ____X____ S Corporation _________ Partnership __________ Trust/estate

_______ LLC. Enter the tax classification (C = C Corporation, S = S Corporation, P = Partnership): ___________________________

_______ Other: ______________

Taxpayer Identification Number of Cooperating Broker (TIN): 38-3303427

Name of Sales Associate of Cooperating Broker: Rachel Lowell

Date of Registration: ______________________________

Seller agrees to pay Cooperating Broker, at Closing, a commission in the amount of **$ 8,640.00** of the Total Purchase Price shown on the Purchase Price and Payment Addendum (the "**Commission**"), subject however to the terms and conditions set forth below and in the Broker Participation Policy ("**Participation Policy**").

The Commission as stated herein satisfies all commission payable to the Cooperating Broker from Buyer or Seller. This Agreement hereby amends, replaces and supersedes any other compensation terms that Buyer may have agreed to with Cooperating Broker, including any buyer broker agreement(s) between Buyer and Cooperating Broker. Notwithstanding, this Section shall not prohibit the payment by Buyer of an administrative fee, transaction fee or flat commission to Cooperating Broker provided it does not exceed $600.00

No commission shall be payable by Seller unless Buyer consummates the purchase of the Home in accordance with the terms and conditions of the Purchase and Sale Agreement; accordingly, the Commission shall not be deemed earned unless and until the Closing occurs. Commission will be paid only to Cooperating Broker listed above directly and only if Cooperating Broker has provided a valid Taxpayer Identification Number and federal tax classification. Seller will not be liable for any commission due to any other real estate brokers or salesmen claiming to have represented Buyer in connection with the purchase of the Home. Notwithstanding the foregoing, Seller agrees to pay any and all commissions due to Seller's New Home Consultants working in Seller's sales office.

3. **Sales Associate of Cooperating Broker**. By signing below, the affiliated licensee of the Cooperating Broker ("**Sales Associate**") agrees, on behalf of himself/herself and on behalf of Cooperating Broker, to the terms of this Agreement. **Without limiting the foregoing, Sales Associate agrees that Seller's sole responsibility hereunder is to pay the Commission to Cooperating Broker in the manner described above.** Sales Associate hereby personally represents and warrants that Sales Associate has full power and authority to execute and deliver this Agreement on behalf of Cooperating Broker and that such execution of this Agreement on behalf of Cooperating Broker has been duly authorized by all necessary and proper corporate action of Cooperating Broker.

4. **Participation Policy**. By signing this Agreement, Sales Associate acknowledges that Sales Associate has read and agrees, on behalf of such Sales Associate and Cooperating Broker, to comply with the terms and conditions in the Participation Policy set forth below. This Agreement shall be null and void if Seller determines, in its absolute discretion, at any time before Closing that Sales Associate and/or Cooperating Broker has/have violated the terms of

the Participation Policy. The Participation Policy follows:

4.1 In order for Cooperating Broker to receive a commission in connection with the sale of real property, the Cooperating Broker must be documented on Buyer's first interaction with a Lennar employee. This means that the Buyer must identify and register the Cooperating Broker: (i) when Buyer first contacts a Lennar employee about a home or community; (ii) when Buyer first discusses or is introduced to a community or home by Lennar's internet sales employees; (iii) when Buyer first visits a community; or (iv) when Buyer first attends a self-guided tour of a community, whichever is first to occur. A failure of a Buyer to register Cooperating Broker upon the initial communication with Lennar about any community will render Cooperating Broker ineligible for a Commission. Registration of a prospect by a Cooperating Broker is not sufficient for Cooperating Broker to be eligible for a Commission. Cooperating Broker, or Sales Associate, must also accompany the Buyer during Buyer's initial visit or initial self-guided tour of a home in a community. Cooperating Broker shall not be entitled to receive a commission in connection with the sale of real property in any Lennar community to such Buyer if (as shown by Lennar's tracking system or otherwise): (a) Buyer previously inquired about a community with a Lennar employee without identifying and registering the Cooperating Broker; or (b) Buyer initially registered at a sales office and/or attended a self-guided tour of a community without registering and being accompanied by Cooperating Broker or Sales Associate. The registration is effective for a period of sixty (60) days from the date of registration ("**Registration Period**"). Cooperating Broker may extend the Registration Period for an additional sixty (60) days by accompanying Buyer to the sales office for the community in person (or virtually if Buyer is not local) before the expiration of the initial Registration Period.

4.2 In addition, Cooperating Broker shall not be entitled to receive the Commission unless: (i) Buyer and Cooperating Broker or Sales Associate have executed this Agreement prior to or at the time Buyer contracts to purchase the Home, (ii) Buyer contracts to purchase the Home before the expiration of the Registration Period, and (iii) Buyer closes on the transaction pursuant to the Purchase and Sale Agreement for the Home. Cooperating Broker will not be paid the Commission if either Cooperating Broker or Sales Associate is a buyer under the contract to acquire the Home. Cooperating Broker may not apply the Commission to reduce the Purchase Price or to cover closing costs or any other transaction related costs without the consent of Seller. Seller will pay the Commission to Cooperating Broker, provided that the terms and conditions contained herein are satisfied and except as otherwise set forth above. In all cases, Sales Associate agrees to look solely to Cooperating Broker for payment of any commission. By way of example, if Sales Associate terminates his/her employment with a registered Cooperating Broker who is entitled to a commission pursuant to this Participation Policy, then payment of any commission shall be made to the Cooperating Broker and Sales Associate shall have no claim against Seller with respect to such commission.

4.3 Cooperating Broker and Sales Associate acknowledge that this Participation Policy, the registration forms, sign-up sheets and other incentives, contracts, or forms given to prospects or buyers of homes are trade secrets of Seller. Cooperating Broker agrees to indemnify, defend and hold Seller harmless from and against any and all claims, demands, damages, losses, costs and expenses of whatever nature or kind, including reasonable attorneys' fees, paraprofessional fees and costs relating to or arising out of any claim against Seller as a result of conduct or representations made by Cooperating Broker and/or Sales Associate. In the event that Seller must enforce or defend any of the terms and conditions of this Participation Policy, Seller shall be entitled to collect from Cooperating Broker reasonable attorneys' fees, paraprofessional fees and costs.

5. **Agency Relationships and Disclosures**. Sales Associate, on behalf of himself/herself and on behalf of Cooperating Broker, hereby represents, warrants and covenants as follows:

5.1 Disclosures.

5.1.1 No broker or Sales Associate in this transaction shall owe any duty to Buyer or Seller greater than what is set forth in their brokerage engagements and the Indiana Real Estate Broker Licensing Act, Indiana Code §§25-34.1-1, et seq.;

5.1.2 Buyer acknowledges that Buyer has not relied upon any advice, representations or statements of Brokers or their Sales Associates other than what is expressly included in this Agreement and waive and shall not assert any claims against Brokers or their Sales Associates involving the same. Neither Brokers nor their Sales Associates shall be responsible to advise Buyer on any matter including but not limited to the following: any matter which could have been revealed through a survey, title search or inspection of Home; the condition of Home, any portion thereof, or any item therein; building products and construction techniques; the necessity or cost of any repairs to property; mold; hazardous or toxic materials or substances; termites and other wood destroying organisms; the tax or legal consequences of this Agreement and transaction; the availability and cost of utilities or community amenities; the appraised or future value of Home; any condition(s) existing off Home which may affect Home; the terms, conditions and availability of financing; and the uses and zoning of Home whether permitted or proposed Buyer acknowledges that Brokers and their Sales Associates are not experts with respect to the above matters and that, if any of these matters or any other matters are of concern, Buyer should seek independent expert advice relative thereto. Buyer acknowledges that Brokers and their Sales Associates shall not be responsible to monitor or supervise any portion of any construction or repairs to Home and that such tasks clearly fall outside the scope of real estate brokerage services.

5.1.3 Buyer is not represented by a Broker, Buyer is solely responsible for protecting Buyer's own interests, and the role of the Brokers and their Sales Associates is limited to performing ministerial acts for that party.

5.2 Agency Relationships.

5.2.1 Listing Broker. Broker working with the Seller is the "Listing Broker"; and said Broker is ☐ **OR** is not ☐ representing Seller;

5.2.2 Cooperating Broker. Broker working with Buyer (including in transactions where Broker is representing Seller) is the "Cooperating Broker;" and said Broker is [ ] **OR** is not [X] representing Buyer; and

5.2.3 Dual Agency or Designated Agency. If Buyer and Seller are both being represented by the same Broker, a relationship of either designated agency ☐ **OR** dual agency ☐ shall exist.

5.2.4 Material Relationship Disclosure. Brokers and/or their Sales Associates have the following material relationship(s) with either Buyer and/or Seller:

6. **Acknowledgment by Broker**. This document supersedes any previous registration form filed by the Cooperating Broker or any of its agents or employees with the Seller, its agents or employees. Violation by the Cooperating Broker of any provision of this document will constitute a breach of this document by the Cooperating Broker and will, at the Seller's election, void any obligation of the Seller to pay a commission or fee to the Cooperating Broker and will, at the Seller's election, entitle the Seller to whatever remedies it may have at law or in equity.

7. **Acknowledgment by Buyer**. Buyer acknowledges and agrees that Cooperating Broker is the exclusive agent of Buyer.

8. **Governing Law**. This Agreement is governed by Indiana law, without regard to its conflicts of law rules.

9. **Counterparts**. This Agreement may be executed in counterparts, a complete set of which shall form a single document. Signatures may be given via electronic transmission and shall be deemed given as of the date and time of the transmission of this Agreement to the other party.

10. **Conflicts**. In the event of any conflict between this Agreement and the Purchase and Sale Agreement or any other addenda and/or riders, this Agreement shall control. In all other respects, the Purchase and Sale Agreement shall remain in full force and effect.

11. **Entire Agreement**. This Agreement sets forth the entire agreement between Seller, Cooperating Broker and Sales Associate and shall not be altered, modified or amended unless such amendment is set forth in writing and signed by all parties to this Agreement.

[THE REST OF THIS PAGE LEFT INTENTIONALLY BLANK]

COOPERATING BROKER:

Address: 1380 E Jefferson Ave
Detroit, MI, 48207

MLS Office Code

Brokerage Firm License Number

[redacted]
Broker's Phone Number

Broker's Fax Number

By: DocuSigned by: Rachel Lowell 5F9DE4E2C97F43D...
Broker or Broker's Sales Associate

Rachel Lowell
Print or Type Name

RB22000816
Agent's Indiana Real Estate License Number

[redacted]
E-mail Address

Date: 11/25/2025

SELLER:
Lennar Homes of Indiana, LLC, a Delaware limited liability company
a

By DocuSigned by: Brent Reece B862425BC10C44C...
Title: Authorized Representative Brent Reece

Date Signed by Seller: 11/25/2025

BUYER ACKNOWLEDGMENT:

By signing below, Buyer, as defined in the Purchase and Sale Agreement, consents to the terms of this Agreement.

Signed by: Jeffrey Talbert, On behalf of Arrived Fund Manager, LLC 9C4E8A97A361401...
Buyer - Arrived Fund Manager, LLC
Date 11/25/2025

Buyer -
Date

Buyer -
Date

Buyer -
Date

docusign

Certificate Of Completion

Envelope Id: 8894FD4D-5B83-44DA-BF90-1F73FEF68E41 Status: Completed

Subject: Contract Documents for Jeffrey Talbert, On behalf of Arrived Fund Manager, LLC - IND - 69466710054 -

Source Envelope:

Document Pages: 8	Signatures: 7	Envelope Originator:
Certificate Pages: 6	Initials: 2	Lennar Corporation
AutoNav: Enabled		5505 Blue Lagoon Drive, Suite 502
EnvelopeId Stamping: Enabled		Miami, 33126
Time Zone: (UTC-08:00) Pacific Time (US & Canada)		[redacted]
		IP Address: 158.101.19.24

Record Tracking

Status: Original 11/25/2025 12:38:18 PM	Holder: Lennar Corporation [redacted]	Location: DocuSign

Signer Events	Signature	Timestamp
Rachel Lowell [redacted] Security Level: Email, Account Authentication (Optional), Access Code	DocuSigned by: Rachel Lowell 5F9DE4E2C97F43D... Signature Adoption: Pre-selected Style Using IP Address: 97.157.48.243	Sent: 11/25/2025 12:38:20 PM Viewed: 11/25/2025 12:43:48 PM Signed: 11/25/2025 12:44:08 PM
Electronic Record and Signature Disclosure: Accepted: 11/25/2025 12:43:48 PM ID: 9d93ca67-a955-4f31-82fc-e0ee209a46b5		
Jeffrey Talbert, On behalf of Arrived Fund Manager, LLC jeff@arrived.com Security Level: Email, Account Authentication (Optional), Access Code	Signed by: Jeffrey Talbert, On behalf of Arrived Fund Manager, LLC 9C4E8A97A361401... Signature Adoption: Pre-selected Style Using IP Address: 97.228.99.99	Sent: 11/25/2025 12:38:20 PM Viewed: 11/25/2025 12:41:28 PM Signed: 11/25/2025 12:41:57 PM
Electronic Record and Signature Disclosure: Accepted: 11/25/2025 12:41:28 PM ID: b4e55c22-4ed2-4f2c-9844-99ddb11c8c10		
Brent Reece [redacted] Area Sales Manager Lennar Corporation Security Level: Email, Account Authentication (Optional)	DocuSigned by: Brent Reece B862425BC10C44C... Signature Adoption: Pre-selected Style Using IP Address: 47.248.227.137	Sent: 11/25/2025 12:44:09 PM Viewed: 11/25/2025 1:42:52 PM Signed: 11/25/2025 1:43:03 PM
Electronic Record and Signature Disclosure: Accepted: 5/23/2024 2:17:38 PM ID: 4f54eef9-4d3b-41dc-8704-fc2b428488f0		

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp
Contract Contacts [redacted] Security Level: Email, Account Authentication (Optional) **Electronic Record and Signature Disclosure:** Not Offered via Docusign	COPIED	Sent: 11/25/2025 1:43:05 PM
Contract Contacts [redacted] Service Account Lennar Title, Inc. Security Level: Email, Account Authentication (Optional) **Electronic Record and Signature Disclosure:** Not Offered via Docusign	COPIED	Sent: 11/25/2025 1:43:05 PM
Contract Contacts [redacted] Security Level: Email, Account Authentication (Optional) **Electronic Record and Signature Disclosure:** Not Offered via Docusign	COPIED	Sent: 11/25/2025 1:43:05 PM

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	11/25/2025 12:38:20 PM
Certified Delivered	Security Checked	11/25/2025 1:42:52 PM
Signing Complete	Security Checked	11/25/2025 1:43:03 PM
Completed	Security Checked	11/25/2025 1:43:05 PM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE

From time to time, Lennar Corporation, and all applicable affiliated and subsidiary companies, including but not limited to: CalAtlantic Group, LLC, Lennar Commercial Services, Inc., Lennar Commercial Services, LLC, Lennar Homes, LLC, the Lennar Family of Builders, Lennar Homes of California, LLC, Lennar Homes USA, Lennar Sales Corp., Quarterra Living, Inc., Quarterra Living, LLC, Quarterra Multifamily Communities, LLC, Rialto Capital Management , and WCI Communities, LLC, hereinafter individually and/or collectively referred to as "we", "us" or the "Company") may provide to you certain written documents, notices or disclosures authorizations, acknowledgements, and other documents that are necessary or required to be provided during the course of our relationship with you ("Documents"). Described below are the terms and conditions for providing to you the Documents through the DocuSign, Inc. ("DocuSign") electronic signing system. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to these terms and conditions, please confirm your agreement by clicking the "I agree" button at the bottom of this document.

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Declining electronic delivery: Upon receipt of your initial electronic communication from DocuSign you may decline further receipt of Documents through the DocuSign system by clicking on the "Decline" button at the bottom of the "Request For Signature Page" of your DocuSign account and provide your reason for declining. This will indicate to us that you have declined to receive required Documents electronically from us and you will no longer be able to use the DocuSign system to receive required Documents electronically from us or to electronically sign Documents from us.

Withdrawing your consent after the initial electronic communication: If you decide to receive Documents from us electronically, you may at any time change your mind and tell us that

thereafter that you want to receive required Documents only in paper format. To inform us that you no longer want to receive future Documents in electronic format you may either, (i) decline to sign a Document during your DocuSign session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or (ii) send us an e-mail to [redacted] and in the body of such request you must state your e-mail, full name, US Postal Address and telephone number. At our option, we may treat an invalid email address or the subsequent malfunction of a previously valid email address as a withdrawal of your consent to receive Documents electronically.

We do not need any other information from you to withdraw consent. The consequences of your withdrawing consent for online Documents will be that transactions may take a longer time to process.

Consequences of changing your mind: If you elect to receive required Documents only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need to first send to you the required Documents in paper format, and then wait until we receive back from you, as the case may be, (i) your executed Documents or (ii) your acknowledgment of your receipt of such paper Documents.

All notices and disclosures will be sent to you electronically. Unless you tell us otherwise, in accordance with the procedures described herein, we will provide to you electronically through the DocuSign system, all required transaction Documents. To reduce the chance of you inadvertently not receiving any Document, we prefer to provide all of the required Documents to you by the same method and to the same address that you have given us. Thus, you can receive all the Documents electronically through the DocuSign system or in paper format through the paper mail delivery system. If you do not agree with receiving Documents electronically through the DocuSign system, please let us know as described above. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the Documents electronically from us.

In consenting to receiving delivery of Documents via DocuSign, you agree that your consent to your electronic signature and electronic delivery is being provided in accordance with applicable state and federal law, including without limitation the federal Electronic Signatures in Global and National Commerce Act; you agree that you will not forward the Documents to another party for signature nor allow any other party to sign the Documents sent via DocuSign on your behalf unless that party is properly named as a delegated signer in accordance with DocuSign policy.

How to contact the Company: You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive Documents electronically by sending us email messages at: [redacted]

To advise Lennar of your new e-mail address: To let us know of a change in your e-mail address for the purposes of us electronically sending to you Documents you must send an email message to us at [redacted] and in the body of such request you must state: your previous e-mail address, your new e-mail address.

We do not require any other information from you to change your email address.

In addition, you must notify DocuSign, Inc to arrange for your new email address to be reflected in your DocuSign account by following the process for changing e-mail addresses in the DocuSign system.

Required hardware and software for access and retention**

Browsers:	The latest stable release of Windows Edge; Mozilla® Firefox (Windows or Mac); Safari (Mac only); or Google Chrome®.
Mobile Signing:	The latest version of Apple iOS version or Android version.
PDF Reader:	Acrobat® Reader or similar software may be required to view and print Portable Document Format ("PDF") files. The minimum required PDF version that your PDF reader must be able to open is PDF 15.
Screen Resolution:	1024 x 768 recommended
Enabled Security Settings:	A user must allow per session cookies. A user accessing the Internet behind a proxy server must enable HTTP 1.1 settings through a proxy connection. Firewall settings must allow access to the appropriate DocuSign server, including without limitation https: / /docucdn_a.akamaihd.net.

Assistive technology is available through DocuSign, including screen readers, keyboard-only use, and enabling high-contrast mode.

To retain any electronic Documents, you may either print or download them. To print Documents on your computer, you will need a printer connected to your computer with adequate paper. To download Documents on your computer, you will need an available storage medium, like a hard drive on your computer or a removable thumb drive. To print Documents on your mobile device, you will need a printer linked with your device (e.g., via Wi-Fi, Bluetooth®, etc.) and/or an application (app) that allows for printing. To store Documents on your mobile device you will need (1) sufficient storage space on your mobile device and (2) an app or function that allows for the capture of electronic data (e.g., a screenshot). Please follow the instructions for your particular computer operating system and/or software to print and/or to download Documents. Each individual screen may need to be printed and/or downloaded separately. If you have trouble printing and/or downloading, please contact the manufacturer of your personal computer or mobile device, computer operating system, web browser, app, or other relevant software or another information source of your choosing.

**These minimum requirements are subject to change, from time to time. If these requirements change, we will provide you with an email message advising of such changes, at the email address we have on file for you at that time. Upon your receipt of such notice you will have the right to withdraw your consent, in accordance with the procedures set forth herein. Pre-release (e.g., beta) versions of operating systems and browsers are not supported.

Termination/Changes: We reserve the right, in our sole discretion, to discontinue the provision of our electronic delivery, or to terminate or change the terms and conditions under which we will provide electronic delivery. We will provide you with notice of any such termination or change as required by applicable law.

Acknowledging your access and consent to receive materials electronically: To confirm to us that you can access this information electronically, which will be similar to other electronic Documents that we will provide to you, please verify that you were able to (i) read this electronic disclosure, (ii) print on paper or electronically save this page for your future reference, and (iii) access or e-mail this disclosure and consent to an address where you will be able to print on paper or save it for your future reference. Further, if you consent to receiving Documents exclusively in electronic format on the terms and conditions described above, please let us know by checking the "I agree to use electronic records and signatures." box.

By checking the "I agree to use electronic records and signatures." box, I confirm that:

- I can access and read this Electronic CONSENT TO ELECTRONIC RECEIPT OF ELECTRONIC RECORD AND SIGNATURE DISCLOSURE document; and

- I can print on paper the disclosure or save or send the disclosure to a place where I can print it, for future reference and access; and

- Until or unless I notify the Company as described above, I consent to receive from exclusively through electronic means all Documents that are required to be provided or made available to me by the Company during the course of my relationship with you.

- I agree that I will not forward Documents sent via DocuSign to another party for signature, nor will I allow another party to sign the Documents sent via DocuSign on my behalf unless that party is named as a delegated signer in accordance with DocuSign policy.

- I understand how to cancel the disclosure and consent, should I ever want to do so.